Exhibit 99.1

ZIKANI THERAPEUTICS, INC.
FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

Independent Auditors’ Report

To the Board of Directors

Zikani Therapeutics, Inc.

Watertown, Massachusetts

We have audited the accompanying financial statements of Zikani Therapeutics, Inc. (the Company), which comprise the balance sheets as of December 31, 2020 and 2019, and the related statements of operations, changes in convertible preferred stock and stockholders’ deficit and cash flows for the years then ended, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors' judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the Company's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Zikani Therapeutics, Inc. as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis-of-Matter

As discussed in Note 13 to the financial statements, on April 1, 2021, the Company was acquired by Eloxx Therapeutics, Inc. Our opinion is not modified with respect to that matter.

/s/ Moody, Famiglietti & Andronico, LLP

Tewksbury, Massachusetts

June 16, 2021

Balance Sheets	Zikani Therapeutics, Inc.

December 31	2020	2019
Assets

Current Assets:
Cash and Cash Equivalents	$4,434,383	$4,257,445
Prepaid Expenses and Other Current Assets	217,191	256,809
Grant Receivable	-	1,453,851
Total Current Assets	4,651,574	5,968,105

Restricted Cash	190,535	190,535
Property and Equipment, Net of Accumulated Depreciation	488,282	839,352

Total Assets	$5,330,391	$6,997,992

Liabilities, Preferred Stock and Stockholders' Deficit

Current Liabilities:
Accounts Payable	$543,436	$1,064,445
Accrued Expenses	670,295	3,524,786
Current Portion of Deferred Rent	-	100,464
Convertible Promissory Notes	-	20,000,000
Total Current Liabilities	1,213,731	24,689,695

Deferred Rent, Net of Current Portion	52,066	-
Total Liabilities	1,265,797	24,689,695

Convertible Preferred Stock
Series A Convertible Preferred Stock: $0.001 Par Value; 50,604,600 and 50,121,540 Shares Authorized; 30,182,760 and 27,800,000 Shares Issued and Outstanding as of December 31, 2020 and 2019, respectively; Liquidation Preference of $45,274,140 and $41,700,000, at December 31, 2020 and 2019, respectively	29,815,581	27,432,821
Series A-1 Convertible Preferred Stock: $0.001 Par Value; 115,384,614 Shares Authorized, Issued and Outstanding at December 31, 2020; Liquidation Preference of $7,950,411 at December 31, 2020	7,197,277	-
Total Convertible Preferred Stock	37,012,858	27,432,821

Stockholders' Deficit:
Common Stock: $0.001 Par Value; 200,000,000 and 62,315,664 Shares Authorized as of December 31, 2020 and 2019, respectively; 9,483,626 and 5,908,362 Shares Issued and Outstanding as of December 31, 2020 and 2019, respectively	9,484	5,908
Additional Paid-in Capital	21,999,838	1,466,484
Accumulated Deficit	(54,957,586)	(46,596,916)
Total Stockholders' Deficit	(32,948,264)	(45,124,524)

Total Liabilities, Preferred Stock and Stockholders' Deficit	$5,330,391	$6,997,992

The accompanying notes are an integral part of these financial statements.

Statements of Operations	Zikani Therapeutics, Inc.

For the Years Ended December 31	2020	2019
Grant Revenue	$476,840	$1,423,300

Operating Expenses:
Research and Development	6,317,604	8,625,071
General and Administrative	2,173,777	2,920,578
Total Operating Expenses	8,491,381	11,545,649

Loss from Operations	(8,014,541)	(10,122,349)

Other Income (Expense):
Interest Expense	(344,647)	(1,604,853)
Interest Income	9,371	185,862
Loss on Sale of Property and Equipment	(10,853)	(6,797)
Total Other Expense, Net	(346,129)	(1,425,788)

Net Loss	$(8,360,670)	$(11,548,137)

The accompanying notes are an integral part of these financial statements.

Statements of Changes in Convertible Preferred Stock and Stockholders' Deficit	Zikani Therapeutics, Inc.

	Convertible Preferred Stock
	Series A		Series A-1
	Convertible		Convertible
	Preferred Stock		Preferred Stock		Common Stock		Additional		Total
	Number		Number		Number	$0.001	Paid-in	Accumulated	Stockholders'
	of Shares	Amount	of Shares	Amount	of Shares	Par Value	Capital	Deficit	Deficit
Balance as of December 31, 2018	27,800,000	$27,432,821	-	$-	5,900,572	$5,900	$1,340,478	$(35,048,779)	$(33,702,401)

Exercise of Stock Options	-	-	-	-	7,790	8	226	-	234

Stock-based Compensation	-	-	-	-	-	-	125,780	-	125,780

Net Loss	-	-	-	-	-	-	-	(11,548,137)	(11,548,137)

Balance as of December 31, 2019	27,800,000	27,432,821	-	-	5,908,362	5,908	1,466,484	(46,596,916)	(45,124,524)

Conversion of Series A Convertible Preferred Stock to Common Stock	(11,300,000)	(11,300,000)	-	-	2,260,000	2,260	11,297,740	-	11,300,000
Conversion of Series B Convertible Notes to Series A Convertible Preferred Stock	13,682,760	13,682,760	-	-	-	-	-	-	-
Conversion of Series B Convertible Notes to Common Stock	-	-			1,824,368	1,824	9,120,019	-	9,121,843
Issuance of Series A-1 Convertible Preferred Stock, Net Issuance Costs of $302,723	-	-	115,384,614	7,197,277	-	-	-	-	-

Cancellation of Nonvested Restricted Stock	-	-	-	-	(571,500)	(571)	571	-	-

Exercise of Stock Options	-	-	-	-	62,396	63	1,809	-	1,872

Stock-based Compensation							113,215	-	113,215

Net Loss								(8,360,670)	(8,360,670)
Balance as of December 31, 2020	30,182,760	$29,815,581	115,384,614	$7,197,277	9,483,626	$9,484	$21,999,838	$(54,957,586)	$(32,948,264)

The accompanying notes are an integral part of these financial statements.

Statements of Cash Flows	Zikani Therapeutics, Inc.

For the Years Ended December 31	2020	2019
Cash Flows from Operating Activities:
Net Loss	$(8,360,670)	$(11,548,137)
Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities:
Depreciation	444,075	508,803
Stock-based Compensation	113,215	125,780
Loss on Sale of Property and Equipment	10,853	6,797
Changes in operating assets and liabilities:
Decrease (Increase) in Grant Receivable	1,453,851	(765,470)
Decrease (Increase) in Prepaid Expenses and Other Current Assets	39,618	(92,406)
Decrease in Deposits	-	26,412
(Decrease) Increase in Accounts Payable	(521,009)	522,686
(Decrease) Increase in Accrued Expenses	(49,888)	1,672,481
Decrease in Deferred Rent	(48,398)	(93,983)
Net Cash Used in Operating Activities	(6,918,353)	(9,637,037)

Cash Flows from Investing Activities:
Acquisition of Property and Equipment	(137,035)	(90,768)
Proceeds from Sale of Property and Equipment	33,177	68,276
Payment of Capital Lease Obligation	-	(1,435)
Net Cash Used in Investing Activities	(103,858)	(23,927)

Cash Flows from Financing Activities:
Proceeds from Issuance of Series A-1 Convertible Preferred Stock, Net of Issuance Costs of $302,723	7,197,277	-
Proceeds from Exercise of Stock Options	1,872	234
Net Cash Provided by Financing Activities	7,199,149	234

Net Decrease in Cash and Cash Equivalents and Restricted Cash	176,938	(9,660,730)

Cash and Cash Equivalents and Restricted Cash, January 1	4,447,980	14,108,710

Cash and Cash Equivalents and Restricted Cash, December 31	$4,624,918	$4,447,980

Supplemental Disclosure of Cash Flow Information:

Cash Paid for Interest Expense	$-	$457

Supplemental Disclosure of Noncash Investing and Financing Activities:

Loss on sale of property and equipment	$10,853	$6,797
Conversion of Series B Promissory Notes plus accrued interest into Series A Convertible Preferred Stock and Common Stock	$22,804,603	$-

The accompanying notes are an integral part of these financial statements.

Notes to Financial Statements	Zikani Therapeutics, Inc.

1.	Organization and Significant Accounting Policies

Zikani Therapeutics, Inc. (the Company) was originally incorporated as a Delaware limited liability company on January 14, 2014 and converted to a Delaware corporation on February 9, 2015 under the name Macrolide Pharmaceuticals, Inc. The Company changed its name to Zikani Therapeutics, Inc. on April 23, 2019. The Company is developing a process for the total synthesis of macrolides, a major class of antibiotics.

Basis of Accounting. The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). Any reference in these notes to applicable guidance is meant to refer to GAAP as found in the Accounting Standards Codification (ASC) and Accounting Standards Update (ASU) of the Financial Accounting Standards Board (FASB).

Liquidity. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is subject to a number of risks and uncertainties common to early-stage companies including the ability to obtain adequate financing, competition from larger and more established companies, the successful development and marketing of its products, protection of proprietary technology, dependence on key personnel, and the uncertainty of future profitability. The Company has experienced recurring losses and negative cash flows from operations since inception and has an accumulated deficit of $54,957,588 as of December 31, 2020. On April 1, 2021, the Company was acquired by Eloxx Therapeutics, Inc. (See Note 13).

Grant Revenue. The Company generates revenue from a government grant of which it is a subrecipient. Revenues from this grant are based upon expenditures incurred that are specifically allowable under the terms of the grant, plus an additional rate that provides funding for overhead expenses. Revenue is recognized in the period during which the related specified expenditures are incurred, provided that the conditions under which the grants were provided have been met.

Grant Receivable. Grant receivable includes revenue that has been recognized for specific expenditures incurred for which reimbursement has not yet been received.

Fair Value Measurements. The framework for measuring fair value provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described as follows:

Level 1 - Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

Level 2 - Inputs to the valuation methodology include:

•	quoted prices for similar assets or liabilities in active markets;

•	quoted prices for identical or similar assets or liabilities in inactive markets;

•	inputs other than quoted prices that are observable for the asset or liability; and

•	inputs that are derived principally from or corroborated by observable market data by correlation or other means.

If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3 - Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Notes to Financial Statements (Continued)	Zikani Therapeutics, Inc.

Cash and Cash Equivalents. The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has a cash management program, which provides for the investment of excess cash balances primarily in money market mutual funds. The Company considers such highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

Restricted Cash. Restricted cash represents amounts serving as collateral for an outstanding irrevocable letter of credit in connection with a facility lease agreement.

Concentrations of Credit Risk. Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash, cash equivalents and restricted cash. The Company maintains its cash, cash equivalents and restricted cash with high-credit quality financial institutions. The Company believes it is not exposed to any significant losses due to credit risk on cash and cash equivalents.

Property and Equipment. Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, as follows:

Laboratory Equipment	5 Years
Leasehold Improvements	Lesser of Useful Life or Life of Lease
Computer Equipment	3 Years
Furniture and Fixtures	5 Years

Convertible Debt. The Company records a discount to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying preferred stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized to noncash interest expense using the effective interest rate method over the term of the related debt to their date of maturity.

If a security or instrument becomes convertible only upon the occurrence of a future event outside the control of the Company, or, is convertible from inception, but contains conversion terms that change upon the occurrence of a future event, then any contingent beneficial conversion feature is measured and recognized when the triggering event occurs and contingency has been resolved.

Deferred Rent. The Company records rent expense related to its office facility based on a constant periodic rate over the term of the lease agreement. The excess of the cumulative rent expense incurred over the cumulative amounts due under the lease agreement is deferred and recognized over the term of the lease.

Preferred Stock. The Company has classified convertible preferred stock, par value $0.001 per share, (the “Preferred Stock”) as temporary equity in the accompanying consolidated balance sheets due to certain changes in control events that are outside of the Company’s control, including sale or transfer of control of the Company, as holders of the Preferred Stock could cause redemption of the shares in these situations. The Company does not accrete the carrying values of the Preferred Stock to the redemption values since a liquidation event was not considered probable as of December 31, 2020 and 2019. Subsequent adjustments of the carrying values to the ultimate redemption values will be made only if it becomes probable that such a liquidation event will occur.

Research and Development Costs. The Company expenses all research and development costs as incurred.

Stock-Based Compensation. The Company recognizes stock-based compensation on awards granted under a stock compensation plan. Stock-based compensation expense is recorded for awards issued to employees and nonemployees using the fair value method with a corresponding increase in additional paid-in capital. Stock-based compensation awards granted to employees are measured at the grant date fair value with compensation expense recognized on a straight-line basis over the requisite service period of the award. Stock-based compensation awards granted to nonemployees are measured at fair value on the earlier of the date the performance commitment is reached or performance is completed. Nonemployee awards are periodically remeasured during the vesting period as the awards are earned.

Income Taxes. The Company uses an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future.

Notes to Financial Statements (Continued)	Zikani Therapeutics, Inc.

Deferred income tax assets, including those resulting from loss and credit carryforwards, and liabilities are measured using enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary, to reduce deferred income tax assets to the amounts expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred income tax assets and liabilities.

The Company assesses the recording of uncertain tax positions by evaluating the minimum recognition threshold and measurement requirements a tax position must meet before being recognized as a benefit in the financial statements. The Company's policy is to recognize interest and penalties accrued on any uncertain tax positions as a component of income tax expense, if any, in its statements of operations.

Use of Estimates. Management has used estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities in its preparation of the financial statements in accordance with GAAP. Actual results experienced by the Company may differ from those estimates.

COVID-19. In March 2020, the COVID-19 virus caused a worldwide pandemic. Although the short- and long-term effects of this pandemic is unknown, management expects that the Company business operations can be directly or indirectly impacted by this situation. Currently there are no significant impacts on our operations, but we acknowledge there are risks and uncertainties with respect to:

•	Availability of supplies and equipment for our laboratories
•	Availability of staff
•	Fundraising and access to the capital market

Management closely monitors the situation and, to its best ability, is focusing on mitigating measures and contingency plans to limit and prevent any potential impact on our business operations as much as possible. However, the full impact of the COVID-19 outbreak continues to evolve as of the date of issuance of these financial statements. As such, it is uncertain as to the full magnitude that the pandemic will have on the Company’s financial condition, liquidity, and future results of operations.

Subsequent Events. Management has evaluated subsequent events spanning the period from December 31, 2020 through June 16, 2021, the date the financial statements were available to be issued.

2.	Fair Value Measurements

Assets measured at fair value on a recurring basis at December 31 were as follows:

		Fair Value Measurements at Reporting Date Using
	2020	Level 1	Level 2	Level 3
Money Market Mutual Funds	$4,246,080	$4,246,080	$-	$-

		Fair Value Measurements at Reporting Date Using
	2019	Level 1	Level 2	Level 3
Money Market Mutual Funds	$4,034,319	$4,034,319	$-	$-

Fair value measurements for cash equivalents are based on quoted market prices in active markets. There have been no changes to the fair value methodologies used for the years ended December 31, 2020 and 2019.

Notes to Financial Statements (Continued)	Zikani Therapeutics, Inc.

3.	Commitments

License Agreement. On February 10, 2015, the Company entered into an agreement with the President and Fellows of Harvard College (Harvard) to license certain patent rights owned by Harvard. Consideration for the granting of the license included the issuance of an aggregate of 1,401,800 shares of the Company's common stock through the year ended December 31, 2016. Harvard is entitled to receive clinical and regulatory milestone payments totaling up to $3.6 million in the aggregate per licensed product approved in the United States, European Union, and Japan. The Company is also obligated to make additional royalty payments to Harvard upon the occurrence of certain sales milestones per licensed product up to a mid-single digit royalty percentage. The royalty percentage depends on the product and whether such licensed product is covered by a valid claim within the certain patent rights that the Company licenses from Harvard. Further, the Company may sublicense the patent rights and any income, with the Company obligated to remit to Harvard fees ranging from 20% to 30% of such sublicense income up to the achievement of certain milestone events. There were no royalties recorded in 2020.

In addition to the license agreement, the Company also reimburses Harvard for certain costs related to the maintenance and further development of patents developed through the founding stockholder's research. For the years ended December 31, 2020 and 2019, the Company incurred patent expenses due to Harvard in the amount of $141,127 and $209,238 respectively. As of December 31, 2020 and 2019, the Company had outstanding payable balances due to Harvard in the amount of $104,692 and $251,364, respectively, which are included in accounts payable and accrued expenses in the accompanying balance sheets.

4.	Property and Equipment

Property and equipment as of December 31 consist of the following:

	2020	2019
Laboratory Equipment	$2,170,498	$2,190,388
Leasehold Improvements	591,852	591,852
Computer Equipment	123,498	123,498
Furniture and Fixtures	102,451	102,451
	2,988,299	3,008,189
Less: Accumulated Depreciation	(2,500,017)	(2,168,837)
	$488,282	$839,352

Depreciation expense for the years ended December 31, 2020 and 2019 amounted to $444,075 and $508,803, respectively.

5.	Convertible Promissory Notes

In March and December 2018, the Company entered into convertible promissory notes with in the amount of $20,000,000 (2018 Notes). The 2018 Notes bore interest at 8.0% per annum and had a maturity date of April 30, 2020.

The outstanding principal and accrued interest was $22,459,956 as of December 31, 2019. For the years ended December 31, 2020 and 2019, interest expense on the 2018 Notes amounted to $344,647 and $1,604,396 respectively, which is included in other income (expense) on the statements of operations.

On April 1, 2020, the 2018 Notes and accrued interest thereon of $22,804,603 were converted into 13,682,760 shares of Series A preferred and 1,824,368 shares of Common Stock.

Notes to Financial Statements (Continued)	Zikani Therapeutics, Inc.

6.	Capital Leases

The Company leased certain equipment under noncancelable capital lease agreements, which expired during 2019. As of December 31, 2020 and 2019, both the cost basis and accumulated depreciation on the related capital lease assets amounted to $429,656. Amortization of assets held under capital leases is included with depreciation expense.

7.	Convertible Preferred Stock

As of December 31, 2020, the Company has authorized 165,989,214 shares of $0.001 par value Convertible Preferred Stock, of which 50,604,600 and 115,384,614 shares were authorized for Series A Convertible Preferred Stock and Series A-1 Convertible Preferred Stock, respectively.

Series A Convertible Preferred Stock

During 2015 and 2016, the Company issued 27,800,000 shares of Series A Convertible Preferred Stock for a purchase price of $1.00 per share, or $27,800,000.

In March 2020, the Series A investors were offered to invest in the Series A-1, several Series A investors did not participate in the Series A-1 financing, executing the Pay-To-Play Provision. As a result, 11,300,000 shares of Series A shares converted into 1/5 of a share of Common Stock or 2,260,000 shares. On April 1, 2020, the 2018 Notes and accrued interest thereon of $22,804,603 were converted into 13,682,760 shares of Series A Convertible Preferred Stock.

Series A-1 Convertible Preferred Stock

In March 2020, the Company issued 115,384,614 shares of Series A-1 Convertible Preferred Stock at $0.0650 per share, resulting in gross proceeds of $7,500,000.

As of December 31, 2020, the rights and preferences for the Series A Convertible Preferred Stock and Series A-1 Convertible Preferred Stock are as follows:

Voting Rights. Each stockholder of preferred stock is entitled to the number of votes equal to the number of shares of common stock into which preferred stock is then convertible.

Dividend. Series A Preferred stockholders are entitled to receive dividends in the amount of 8% of the Series A Preferred original issuance price of $1.00 on each outstanding share of Series A Preferred, prior and in preference to any declaration or payment of any dividend to the holders of shares of common stock. Such dividends are noncumulative and are to be paid only if and when declared by the Board of Directors.

Series A-1 Preferred stockholders are entitled to receive dividends in the amount of $0.0052 per share on each share of Series A-1 Preferred. Series A-1 Preferred dividends shall accrue, whether or not declared, and cumulative. Dividends shall be payable on when, as, and if declared by the Board of Directors of the Company. In the event dividends are declared for the common stockholders, the Series A-1 Preferred stockholders are entitled to the amount of dividends on an as-converted basis. The accrued Series A-1 Preferred dividends as of December 31, 2020 was $450,411

In the event dividends are declared for the common stockholders, the Series A preferred and Series A-1 preferred stockholders are entitled to the amount of dividends on an as-converted basis.

No dividends have been declared as of December 31, 2020.

Liquidation. In the event of liquidation, dissolution or winding up of the Company, the Series A preferred stockholders will be entitled to receive, in preference to all common stockholders, an amount equal to $1.50 per share, as adjusted for certain events, plus any declared but unpaid dividends. The Series A-1 Preferred stockholders will be entitled to receive, in preference to all common stockholders, an amount equal to $0.0650 per share, as adjusted for certain events, plus any accrued but unpaid dividends.

Notes to Financial Statements (Continued)	Zikani Therapeutics, Inc.

After such distributions have been made, the remaining assets available for distribution shall be distributed to common stockholders, Series A Preferred and Series A-1 Preferred stockholders on a pro rata basis based upon the number of shares held by each stockholder, treating all such Series A preferred and Series A-1 preferred on an as-converted basis.

Conversion. Each share of Series A preferred and Series A-1 preferred are convertible into one share of common stock based on a conversion factor of $1.00 per share and $0.0650 per share, respectively, adjustable for certain dilutive events. Conversion is at the option of the holder; however, it is automatic upon the closing of an initial public offering resulting in net proceeds of at least $50,000,000 and at an offering price not less than $0.1950 per share, or upon the decision of the holders of a majority in voting power of the then outstanding shares of Series A preferred and Series A-1 preferred.

Redemption. The Series A preferred and Series A-1 preferred are not redeemable, except in a deemed liquidation event.

8.	Common Stock

As of December 31, 2020, the Company authorized the sale and issuance of up to 200,000,000 shares of common stock at $0.001 par value per share.

As of December 31, 2020 and 2019, the Company had 3,700,000 and 4,271,500 shares restricted common stock outstanding, respectively, at a weighted average grant date fair value of $0.22 per share. The restrictions are subject to the satisfaction of certain performance targets pursuant to the award agreement. During the years ended December 31, 2020 and 2019, the Company canceled 571,500 shares and 328,500 shares of restricted stock, respectively, due to non-achievement of the performance targets.

As of December 31, 2020, the Company has reserved 170,618,632 shares of common stock are reserved for the conversion of preferred stock and exercise of stock options.

9.	Stock-based Compensation Plan

In February 2015, the Board of Directors adopted the 2015 Employee, Director and Consultant Equity Incentive Plan (the Plan). Under the terms of the Plan, incentive stock options (ISOs), nonqualified stock options, and restricted stock awards may be granted to employees, directors, consultants, employees and officers of the Company. The exercise price of ISOs cannot be less than the fair value of the common stock on the date of grant, or less than 110% of the fair value in the case of employees holding 10% or more of the voting stock of the Company. The options vest over a period determined by the Board of Directors, generally four years, and expire not more than ten years from the date of grant.

During the years ended December 31, 2020 and 2019, the Company modified 2,488,033 and 2,211,379 stock option grants, respectively, to reduce the exercise price of those options to the then current fair value of the Company's common stock. As a result of these modifications, the Company recorded additional stock-based compensation expense of approximately $1,200 and $15,000, respectively, which is included in total stock-based compensation expense in the accompanying statements of operations.

Notes to Financial Statements (Continued)	Zikani Therapeutics, Inc.

As of December 31, 2020, the Company's authorized common stock includes 25,113,653 shares of common stock reserved for the issuance of options under the Plan, of which 1,210,812 shares are available for future grants.

Stock option activity under the Plan during the year ended December 31, 2020 is as follows:

	Number of Options	Weighted Average Exercise Price (Per Share)	Weighted Average Remaining Contractual Life (Years)
Outstanding at December 31, 2019	3,845,017	$0.03	9.3
Granted	23,807,946	0.004
Canceled	(3,750,122)	0.03
Exercised	(62,395)	0.03
Outstanding at December 31, 2020	23,840,446	$0.004	8.9

Vested and Expected to Vest at December 31, 2020	6,020,246	$0.004	8.9

Exercisable at December 31, 2020	6,020,246	$0.004	8.9

The weighted-average grant-date fair value of options granted during the years ended December 31, 2020 and 2019 was $0.003 and $0.02, respectively.

There was no intrinsic value on the options exercised during the year ended December 31, 2020 and 2019.

During the years ended December 31, 2020 and 2019, stock-based compensation expense amounted to $113,000 and $126,000, respectively, which is included in the statements of operations.

As of December 31, 2020, there is approximately $257,000 of unrecognized compensation expense related to unvested stock-based compensation arrangements. The cost is expected to be recognized over a weighted average period of 2.29 years. The total fair value of shares vested during the years ended December 31, 2020 and 2019 amounted to approximately $24,500 and $26,000, respectively.

The Company uses the Black-Scholes option-pricing model to value option grants on the date of grant and to determine the related compensation expense. The assumptions used in calculating the fair value of stock-based awards represent management's best estimations. The Company bases its expected volatility on the volatilities of certain publicly-traded peer companies. Management believes that the historical volatility of the Company's stock price does not best represent the expected volatility of the stock price. The Company is a privately-held company and, therefore, lacks company-specific historical and implied volatility information. The Company intends to continue to consistently use the same group of publicly traded peer companies to determine volatility in the future until such time that sufficient information regarding the volatility of the Company's share price becomes available or that the selected companies are no longer suitable for this purpose. The risk-free interest rate used for each grant is equal to the U.S. Treasury yield curve in effect at the time of grant for instruments with a similar expected life. The expected term of options granted is determined based on the average of the vesting term and the contractual lives of all options awarded. The expected dividend yield assumption is based on the Company's history and expectation of dividend payouts.

In determining the exercise prices for options granted, the Company has considered the fair value of the common stock as of the measurement date. The fair value of the common stock has been determined by management with consideration of a third-party valuation, which contemplates a broad range of factors, including the illiquid nature of the investment in the Company's common stock, the Company's historical financial performance and financial position, the Company's future prospects and opportunity for liquidity events, and recent sale and offer prices of common and preferred stock, if any, in private transactions negotiated at arm's length.

Notes to Financial Statements (Continued)	Zikani Therapeutics, Inc.

The following table provides the assumptions used in determining the fair value of the stock-based awards for the years ended December 31:

	2020	2019
Risk-Free Interest Rate	0.38% - 0.55%	2.23% - 2.48%
Expected Dividend Yield	0%	0%
Expected Volatility	111.00%	76.00%
Expected Life	6.02 - 6.25 Years	5.83 - 6.29 Years
Fair Value of Common Stock	$0.003	$0.03

Expense related to share-based payments is recognized over the vesting period of the options. The Company has elected to recognize forfeitures as they occur.

10.	Operating Leases:

The Company is party to a noncancelable operating lease agreement for its facility which expires in February 2024.

During the years ended December 31, 2020 and 2019, rent expense incurred under these agreements amounted to $546,160 and $615,582, respectively.

Future minimum lease payments due under these noncancelable lease agreements are as follows:

Year Ending December 31,
2021	$547,458
2022	673,374
2023	693,575
2024	116,160
$2,030,567

11.	Income Taxes:

The provision for income taxes during the years ended December 31 consists of the following:

	2020	2019
Deferred
Federal	$(1,421,000)	$(2,364,000)
State	(354,000)	(921,000)
	(1,775,000)	(3,285,000
Change in Valuation Allowance	1,775,000	3,285,000
	$-	$-

Deferred income taxes reflect the impact of carryforwards and temporary differences between the amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws.

Notes to Financial Statements (Continued)	Zikani Therapeutics, Inc.

The carryforwards and temporary differences, which give rise to a significant portion of the Company's deferred tax asset (liability) as of December 31, are as follows:

	2020	2019
Net Operating Loss Carryforwards	$13,168,000	$11,327,000
Credit Carryforwards	1,839,000	1,613,000
Accruals	163,000	752,000
Stock-based Compensation	55,000	24,000
Capitalized Expenses	265,000	89,000
Depreciation/Amortization	103,000	13,000
	15,593,000	13,818,000
Less: Valuation Allowance	(15,593,000)	(13,818,000)
	$-	$-

As of December 31, 2020, the Company has federal and state net operating loss carryforwards totaling approximately $48,213,000 and $48,155,000, respectively, which are available to reduce the Company's future taxes. The pre-2018 federal net operating loss carryforwards total approximately $19,653,000 and expire through 2037. Beginning in 2018, federal net operating loss carryforwards do not expire. The state net operating loss carryforwards expire through 2040. The Company also has federal and state research and development credit carryforwards of $1,408,000 and $430,000, respectively, which expire through 2040. As of December 31, 2020 and 2019, the Company has established a full valuation allowance in the amounts of $15,515,000 and $13,818,000, respectively, against its deferred tax assets because the future realization of such benefits is uncertain. The Internal Revenue Code contains provisions that may limit the net operating loss carryforwards available to be used in any given year in the event of any significant changes in ownership of the Company.

The provision for income taxes differs from the expense that would result from applying statutory rates to income before income taxes. The differences primarily result from changes in valuation allowance.

The Company has not recognized any liabilities for uncertain tax positions or unrecognized benefits as of December 31, 2020 and 2019. The Company does not expect any material change in uncertain tax benefits within the next 12 months.

12.	Indemnifications:

In the ordinary course of business, the Company enters into various agreements containing standard indemnification provisions. The Company's indemnification obligations under such provisions are typically in effect from the date of execution of the applicable agreement through the end of the applicable statute of limitations. The aggregate maximum potential future liability of the Company under such indemnification provisions is uncertain. As of December 31, 2020 and 2019, no amounts have been accrued related to such indemnification provisions.

13.	Subsequent Events

All of the equity of the Company was acquired by Eloxx Pharmaceuticals, Inc. (Eloxx) on April 1, 2021 for 7.6 million shares.